Execution copy

Dated the 12th day of December, 2019

KEAN TAT,CHE
(THE VENDOR)

and

WETRADE GROUP INC
(THE PURCHASER)

AGREEMENT

for the sale and purchase of the entire issued share capital of
WeTrade Information Technology Limited

INDEX

THIS AGREEMENT is made on 12th December, 2019.

BETWEEN:

(1) **KEAN TAT, CHE** (ID No. M876825-6), residential address of No 38 Taikong Street, Grand Promenade Tower 2 Block C Level 20 Hong Kong (the "Vendor"); and

(2) **WETRADE GROUP INC**, a company incorporated in the State of Wyoming, whose registered office is situated at 1621 Central Ave, Cheyenne, WY 82001 (the "Purchaser").

(The Vendor and the Purchaser are collectively referred to as the "Parties", and each or any one of them is referred to as the "Party".)

WHEREAS:

(A) **WeTrade Information Technology Limited** (the **"Target Company"**), is a company incorporated in Hong Kong with limited liability having an authorised capital of HK$10,000.00 divided into 10,000 shares of HK$1.00 each, of which 10,000 Shares (as hereinafter defined), fully paid or credited as fully paid, have been issued to the Vendor, as at the date of this Agreement. Details of each of the Target Company and its subsidiaries (collectively, the "Target Group", and member(s) of the Target Group, a "Target Group Company" or "Target Group Companies", where appropriate) are set out in Schedule 1.

(B) **悦商信息科技(北京)有限公司**, a company established in the PRC with limited liability and a direct wholly-owned subsidiary of the Target Company.

(C) The Vendor agrees to sell and the Purchaser agrees to purchase (or procure such subsidiary as it may designate to purchase) the Sale Shares (as hereinafter defined) on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 **Definitions.** In this Agreement, unless specifically provided otherwise or the context requires otherwise the following expressions have the following meanings:

"Agreement" means this Agreement (including its Schedules and Appendices) as may be supplemented or amended from time to time;

"Amounts Due From/To Vendor Group" means any sum due and owing by any member of the Target Group to the Vendor Group and any sum due and owing by the

Vendor Group to any member of the Target Group;

"Assets" means all assets, property and rights (including the benefit of any debt, mortgage or charge) which the Target Group owns;

"Bank Loans" means loans or advances by, and/or indebtedness due and owing to, banks or authorised financial institutions or such other similar institutions whether in Hong Kong or other parts of the world;

"Business" means the scope of business stated in the business licence of each Target Group Company, including but not limited to finance lease business;

"Business Day" means a day on which banks are generally open for business in Hong Kong (other than a Saturday, a Sunday or a public holiday or days on which a tropical cyclone warning No.8 or above or a "black rainstorm warning signal" is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.);

"Cash" means cash in hand or at banks or in any other authorized financial institutions;

"Companies Ordinance" means the Companies Ordinance (Cap 622 of the Laws of Hong Kong);

"Completion" means actual completion of the sale and purchase of the Sale Shares in accordance with Clause 9;

"Completion Date" means a date falling within five (5) Business Days after the fulfilment of the Conditions Precedent and the date on which Completion takes place;

"Conditions/ Conditions Precedent" means those conditions precedent as set out in Clause 3.1 below;

"Consent(s)" includes any licence, consent, approval, authorization, permission, waiver, order, exemption, qualification, registration, certificate, authority or other approval;

"Consideration" means the consideration payable by the Purchaser to the Vendor or any other person as may be directed by the Vendor for the sale and purchase of the Sale Shares as specified or determined in accordance with Clause 4;

"Directors" means the directors from time to time of the relevant company referred to;

"Encumbrance(s)" means any mortgage, charge (whether fixed or floating), debenture, pledge, lien, option, right of pre-emption, right of retention of title, equity, third party right

or any other form of security interest or any obligation (including any conditional obligation) to create any of the same;

"**HK$**" means Hong Kong dollars, the lawful currency of Hong Kong;

"**Hong Kong**" means the Hong Kong Special Administrative Region of the PRC;

"**Indemnity Deed**" means a deed of indemnity to be executed by the Vendor in favour of the Purchaser and the Target Company, in the form and substance as set out in **Schedule** 4;

"**Intellectual Property Rights**" means all intellectual property, including without limitation patents, trade marks, service marks, trade names, logos, designs, registered and unregistered design rights, copyrights and the copyright in all drawings, plans, specifications, designs, computer software, web sites and web pages (including in each case application therefor) in any part of the world and whether or not registered or registrable and all know-how, software programmes, inventions, formulae, trade secrets, data, confidential or secret processes and information, business names and domain names and any similar rights situated in any country and all other similar proprietary rights which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and application and rights to apply for such registration; and the benefit (subject to the burden) of any and all Consents in connection with any of the foregoing (including all documents relating thereto), details of the Intellectual Property Rights owned by the Target Group are set out in **Appendix A** to this Agreement;

"**Liabilities**"means any and all liabilities (contingent or otherwise), indebtedness and obligations whether arising at law or in equity or under any warranty, condition, guarantee, indemnity, insurance policy, lease, letter of credit, transaction, commitment, contract (in each case, whether express or implied) or in any other way whatsoever including any and all business liabilities, Taxation liabilities, provisions for Taxation, bad and doubtful debts and indebtedness (including interest, costs and fees), accounts payable, dividends or other distributions payable, depreciation, financial facilities or rights of security or third party rights and all other liabilities howsoever arising;

"**Litigations**" means all the pending claims, demands, actions, proceedings, defence, counterclaim affecting or involving any Target Group Company;

"**Long Stop Date**" means the date falling on the expiry of 6 months from the date of this Agreement or such other date as may be agreed between the Vendor and the Purchaser in writing;

"**Material Adverse Change or Effect**" means any change, event, occurrence, state of facts or effect, the consequence of which is to, or could reasonably be expected to materially and adversely affect the financial position, management, business or property, results of operations, legal or financing structure, business prospects or assets or liabilities of any Target Group Company and "Material Adverse Change" or "Material Adverse Effect" shall be construed accordingly;

"**Net Tangible Assets**" means the consolidated tangible assets of the Target Group less consolidated Liabilities and, for the avoidance of doubt, if the consolidated Liabilities shall exceed the consolidated tangible assets, Net Tangible Assets shall be a negative figure;

"**PRC**" means the People's Republic of China;

"**RMB**" means Renminbi, the lawful currency of the PRC;

"**Sale Shares**" means the 10,000 Shares to be sold by the Vendor to the Purchaser pursuant to this Agreement representing the entire issued share capital of the Target Company;

"**Shares**" means existing ordinary shares of HK$1.00 each in the capital of the Target Company and a "**Share**" shall be construed accordingly;

"**Subsidiary(ies)**" means the subsidiary(ies) of the Target Company, a list of which is set out in **Schedule 1**;

"**Tax**" means:

(a) any form of tax whenever created or imposed and whether of Hong Kong or the PRC or elsewhere, payable to or imposed by any taxation authority and includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, corporation tax, advance corporation tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, developmental land tax, customs, excise and import duties, goods and services tax, ad valorem tax, estate duty, capital duty, stamp duty, payroll tax and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts, mandatory pension fund contributions or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing; and

(b) all charges, interest, penalties and fines, incidental or relating to any taxation falling within (a) above, and "**Taxation**" shall have the corresponding meaning;

"**Taxation Authority**" means the Inland Revenue Department of Hong Kong and/or any other revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, whether of Hong Kong or the PRC or elsewhere;

"**Taxation Claim**" includes any assessment, claim, notice, demand, letter, direction, counterclaim or other document issued or action taken by or on behalf of any fiscal, revenue or other authority or official anywhere in the world whereby any Target Group Company is liable or is sought to be made liable to make any payment of increased or further payment of Taxation or is denied or sought to be denied any Taxation Relief;

"**Taxation Event**" includes any event, act, transaction, omission or occurrence of any nature (whether or not any Target Group Company is a party thereto) including the completion, receipt or accrual of any income or any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance including the failure to make sufficient dividend payments to avoid and apportionment or deemed distribution of income; and reference to any Taxation Event on or before a date shall be deemed to include any combination of two or more Taxation Events the first of which shall have taken place on or before the date;

"**Taxation Relief**" means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of similar nature granted by, claimed or available in relation to Taxation pursuant to any law or otherwise;

"**Tenancies and Licences**" means the tenancies and licences of the properties occupied or leased by the Target Group;

"**US$**" means the United States dollars, the lawful currency of the United States of America;

"**Valuation Report**" means a valuation report to be prepared by Peak Vision Appraisals Limited relating to the business and/or other assets (as the case may be) of the Target Group and in form and substance reasonably satisfactory to the Purchaser;

"**Vendor Group**" means (i) the Vendor and (ii) any company in which the Vendor or her associates (as defined in the Listing Rules) has controlling interest; and

"**Warranties**" means the representations, warranties and undertakings set out in Clause 6 and **Schedule 2** given by the Vendor to the Purchaser and "**Warranty**" shall be construed accordingly.

1.2 **Interpretation.** In this Agreement unless specifically provided otherwise or the context otherwise requires the following shall apply:

(a) **Companies Ordinance.** Words and expressions defined in the Companies Ordinance shall have the same respective meanings.

(b) **Associates.** A body corporate shall be deemed to be associated with another body corporate if it is a holding company or a subsidiary of that other body corporate or a subsidiary of a holding company of that body corporate.

(c) **Statutory Provisions.** References to statutory provisions shall be deemed to be references to those provisions as amended or re-enacted or as their applications are modified by other provisions from time to time (whether before or after the date hereof) and shall include any provisions of which they are re-enactments (whether with or without modification).

(d) **Law.** References to "law" shall be construed so as to include the Basic Law of Hong Kong; any common and customary law; and any constitution, decree, judgment, legislation, code, order, ordinance, regulation, rule, statute, treaty or other legislative measure applicable from time to time, and "lawful" shall be construed accordingly.

(e) **Clauses.** References herein to "Clauses" and "Schedules" and "Appendices" are to clauses of and schedules and appendices to this Agreement and the Schedules and Appendices to this Agreement form an integral part of this Agreement.

(f) **Headings.** Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

(g) **Gender; Number.** The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(h) **Losses.** References to "losses" include all liabilities (whether actual or contingent), loss, damages, injury, compensation, penalties, fines, costs, disbursements and expenses arising from any claim, demand, action or proceedings.

(i) **Qualified Statements.** Any statement qualified by the expression "to the best knowledge and belief of the Vendor" or "so far as the Vendor are aware" or any such similar expression shall be deemed to include an additional statement that it has been made after due investigation and careful enquiry and shall be deemed

also to include the knowledge of each Target Group Company.

(j) **Parties.** References to the parties are to the parties to this Agreement.

(k) **Successors.** The expressions the "Company", "Purchaser" and "Vendor" include their respective successors in title, permitted assigns and nominees.

(l) **Construction.** The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be covered by the general words.

(m) **Breach of Warranties.** Reference to a breach of Warranty or Warranties shall be deemed to include such Warranty or Warranties being breached, untrue, inaccurate, incomplete, or unfairly presented or misleading in any respect.

(n) **Currency Translation.** Unless otherwise specified, for the purpose of this Agreement and for the purpose of illustration only, translation of RMB into HK$ and US$ into HK$ shall be based on the exchange rate of HK$0.83 = RMB1 and HK$7.78 = US$1, respectively.

2. SALE OF THE SALE SHARES

2.1 Subject to fulfilment of the Conditions Precedent as set out in Clause 3.1 of this Agreement and the terms and conditions of this Agreement and for the consideration in the sum of HK$1, the Vendor shall sell as legal and beneficial owner the Sale Shares free from any Encumbrances, equities, claims and adverse interests whatsoever, and together with all rights now and hereafter attaching or accruing to them (including the right to receive all dividends and distributions declared, made or paid in respect of the Sale Shares on or after the date of this Agreement) and the Purchaser, relying on the Warranties, shall purchase (or procure such subsidiary as it may designate to purchase) the Sale Shares on Completion.

3. CONDITIONS PRECEDENT

3.1 **Conditions Precedent.** Completion shall be subject to and conditional upon the satisfaction in full or (at the sole and absolute discretion of the Purchaser) the waiver of the following conditions (where appropriate):-

(i) the board of the Purchaser shall have approved the terms of this Agreement and the transactions contemplated hereunder;

(ii) all requisite Consents from the proper government and regulatory authority(ies) of all relevant jurisdictions for approving this Agreement and the transactions contemplated hereunder shall have been obtained;

(iii) satisfaction of the legal, financial and business position and prospects of the Target Group;

(iv) all outstanding loans and/or liabilities due and owing by the Vendor Group to any member of the Target Group shall have been fully settled, if any;

(v) it has not come to the attention of the Purchaser that the Warranties being inaccurate, incorrect or incomplete on the date of this Agreement and on each date on which they are deemed repeated, and as if made on, the Completion Date;

(vi) it has not come to the attention of the Purchaser that any Material Adverse Changes or Effect has occurred prior to the Completion Date or are likely to occur whether before the Completion Date;

3.2 The parties hereto acknowledge and agree that the Conditions as set out in Clause 3.1 shall be deemed not to have been fulfilled upon occurrence of the following:

(i) in case of Condition 3.1(v), the Purchaser notifying the Vendor at any time prior to Completion that the Purchaser has knowledge of some facts which will constitute or are likely to constitute the Warranties by the Vendor as set out herein being inaccurate, incorrect or incomplete in any respect;

(ii) in case of Condition 3.1(vi), the Purchaser notifying the Vendor at any time prior to Completion that the Purchaser has knowledge of some facts which will constitute or are likely to constitute Material Adverse Changes or Effect as referred to in Condition 3.1(vi), whether or not any explanations or reasons have been given and/or stated in such notification.

3.3 The Purchaser may waive in whole or in part any of the Conditions. In the event that (a) any of the Conditions are deemed not to have been fulfilled under Clause 3.2 or are not fulfilled, in each case, at or before 1:00 pm on the Long Stop Date or such later date as the parties hereto may from time to time agree in writing; or (b) this Agreement is terminated by the Purchaser pursuant to Clause 8, this Agreement and everything contained in it shall terminate and be null and void and of no further effect, and the Vendor shall promptly

return all of the first refundable deposit and the second refundable deposit received pursuant to Clause 4.1 to the Purchaser. No party to this Agreement shall have any liability to any other party, save in respect of any prior breaches of this Agreement.

3.4 Each party hereto shall use its best endeavours to ensure that the Conditions set out in Clause 3.1 shall be fulfilled by the Long Stop Date.

4. CONSIDERATION

4.1 Subject to Clause 5 below, the Consideration payable by the Purchaser for the Sale Shares shall be HK$1.

4.2 The Vendor hereby agrees that the performance in accordance with Clause 4.1 shall be deemed to be a full, complete and final discharge of the payment obligations of the Purchaser for the Sale Shares hereunder.

5. DUE DILIGENCE

The Purchaser shall be entitled (but not obliged) to carry out a due diligence review and investigation on each of the Target Group Companies including without limitation to its assets, liabilities, contracts, commitments and business and financial and legal aspects ("**Due Diligence Review**"). In order to facilitate the Due Diligence Review, the Vendor shall, and shall procure the Target Company to use its reasonable endeavours to, upon reasonable notice, procure that the Purchaser and/or its authorised persons shall be given such information, data and documents relating to the Target Group Companies and within business hours, such access to the premises and all books, title deeds, records, accounts and other documentation of each of the Target Group Companies as the Purchaser and/or its authorised persons may reasonably request.

6. REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND INDEMNITIES

6.1 **Warranties.** The Vendor hereby unconditionally and irrevocably represents and warrants to the Purchaser under the terms set out in this Clause 6 and **Schedule 2** that:

(a) each of the Warranties is now and will at all times be true, complete, accurate and fairly presented in all respects and shall remain in full force and effect notwithstanding Completion;

(b) the Purchaser is entering into this Agreement in reliance upon such Warranties and the information disclosed in the Accounts; and

(c) no information relating to the Target Group of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.

6.2 **Separate provisions.** Each of the Warranties shall be construed as a separate and independent warranty to the intent that the Purchaser shall have a separate claim and right of action in respect of any breach thereof and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.3 **Disclosure.** The Vendor shall disclose to the Purchaser in writing immediately as it becomes aware of any matter occurring at any time before Completion which constitutes a breach of any of the Warranties or causes any of the Warranties to be misleading, inaccurate or incomplete in any respects (or which would with the lapse of time constitute a breach of any of the Warranties or causes any of the Warranties to be misleading, inaccurate or incomplete in any respects).

6.4 **No Waiver.** The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by the Purchaser terminating, or failing to terminate, this Agreement or any other event or matter whatsoever except by way of a specific and duly authorised written waiver or release by the Purchaser.

6.5 **Undertakings.** The Vendor hereby unconditionally and irrevocably undertakes to the Purchaser that she shall duly and properly perform her obligations under this Agreement, and the Indemnity Deed and the transactions contemplated thereunder.

6.6 **Further Undertakings.** The Vendor hereby undertakes to the Purchaser that:

(i) no dividend or other distributions of capital has been, or has been agreed to be, or is treated as having been declared, paid or made by any Target Group Company since its incorporation and that should there be any such dividend or distributions, the Vendor irrevocably and unconditionally undertakes to waive the same and if already paid, to reimburse the Target Group (where appropriate) within 3 Business Days from the date of notice to that effect by the Purchaser to the Vendor;

(ii) it shall obtain, or procure each of the Target Group Companies to obtain, as the case may be, all requisite Consents from the proper government and regulatory authority(ies) of all relevant jurisdictions for approving this Agreement and the transactions contemplated hereunder, as referred to in Clause 3.1(iv)

hereinabove;

(iii) it shall execute the Indemnity Deed in favour of the Purchaser and the Target Company, as referred to in Clause 9.2(g) hereinafter; and

(iv) after Completion, it shall take, within 20 Business Days upon Completion, all measures to obtain all further requisite Consents from the proper government and regulatory authority(ies) of all relevant jurisdictions for the performance of the transactions contemplated hereunder.

6.7 **Indemnity.** The Vendor hereby undertakes to indemnify fully and keep indemnified fully the Purchaser (for itself and/or as trustee for the Target Company) at all times from and against:

(a) all losses, damages or liability suffered by the Purchaser or the Target Group including all and any reduction or diminution in value which the Purchaser may sustain, incur or suffer directly or indirectly as a result of or in connection with (i) any breach of Warranties; and (ii) any violation or non-compliance with the laws, rules or regulations applicable to any of the Target Group Company prior to Completion (including but not limited to those disclosed in the PRC Legal Opinion), and the Vendor shall pay to the Purchaser on demand the amount of such losses;

(b) all losses suffered by the Target Group as a result of or in connection with, at any time before Completion, any creditor making a valid demand for repayment or payment of any Liability of any Target Group Company or in respect of which any Target Group Company is liable prior to its stated maturity which demand can reasonably be expected to have a Material Adverse Change or Effect;

(c) any losses suffered or incurred by the Purchaser or the Target Group as a result of or in connection with any pending claim, counterclaim, proceeding, investigation, hearing or litigation subsisting on or before Completion to which any Target Group Company is a party (whether as plaintiff or defendant) or any other claim arising in relation thereto whether before or after Completion, or any other causes of actions, facts or circumstances subsisting on or before Completion which give rise to any claim, counterclaim, litigation, proceeding, investigation, hearing or litigation involving any Target Group Company taking place whether before or after Completion;

(d) any action, costs, charges, losses or claims, proceedings, disciplinary action, damages and expenses made by any third party or regulatory authorities in

connection with or arising by reason of any act done, concurred or omitted in or related to the execution of the duty as directors or officers of any Target Group Company before Completion; or

(e) all losses suffered by the Target Group as a result of or in connection with the existing tenancy agreements entered into by the Target Group being avoided by reason of the failure to obtain good and proper legal title in respect of such properties and/or the failure to obtain the relevant consents or approvals in relation to such tenancies.

6.8 **Specific Performance.** Nothing in this Clause shall in any way affect or prejudice the Purchaser's right to seek specific performance of any of the Vendor' obligations under this Agreement. The Vendor expressly acknowledges that the Purchaser is acquiring the Sale Shares in view of the Target Company's ownership of the Target Group and that as a result, damages would not provide an adequate remedy for any breach by the Vendor of her obligations under this Agreement. Accordingly, the Vendor expressly acknowledges and agrees that in the event of any breach of this Agreement by the Vendor, the Purchaser shall be entitled, in addition to any other rights and remedies available to it, to bring an action and obtain a decree for specific performance either in lieu of damages or in addition to damages.

7. CONDUCT OF BUSINESS

7.1 **Continuation.** The Vendor shall procure that no business shall be commenced and operated and no transaction shall be entered into by any of the Target Group Company prior to Completion. In particular, the Vendor shall use her reasonable endeavours to procure that except as provided in this Agreement, the Target Company shall not before the Completion Date, do, allow, or procure any act or omission which would or might constitute a breach of this Agreement or the Warranties or any of its undertakings contemplated under this Agreement, without the Purchaser's prior written consent.

7.2 **Restrictions.** Pending Completion, the Vendor shall procure that no Target Group Company shall do any of the following matters except as provided in this Agreement or with prior written consent of the Purchaser:

(a) create or permit or agree to create any Liabilities of any Target Group Company or in favour of any Target Group Company;

(b) make any payment (save for reasonable costs and expenses necessarily to be incurred in corporate maintenance of each Target Company);

(c) add or remove or change any signatories to any of its bank and securities account mandates for the Target Group Companies;

(d) resolve to alter the provisions of its memorandum or articles of association or constitutive documents or adopt or pass further resolutions inconsistent

therewith;

(e) commence any business;

(f) issue or agree to issue any shares, warrants, debentures or other securities convertible into debentures or loan capital or grant or agree to grant or redeem or amend the terms of any existing option over or right to acquire or convertible into any share or loan capital or take any action which would result in the Purchaser having on Completion a percentage interest in the Target Company (on a fully diluted basis) lower than that contemplated in this Agreement or the Target Company reducing its interest in any of its Subsidiaries;

(g) purchase or redeem any shares or make any repurchases or reduction of its capital or provide financial assistance for any such purchase;

(h) enter into any transactions, agreements or arrangements;

(i) alter, waive, extend any terms of any Liabilities of any Target Group Company or in favour of any Target Group Company;

(j) create or permit or agree to create and arise any Encumbrance in respect of any part of its Business or Assets;

(k) declare, pay or make any dividends or other distributions by any Target Group Company;

(l) make any capital expenditure;

(m) sell, transfer, lease, sub-lease, license, sub-license, assign or otherwise dispose of or agree to sell, grant or agree to grant any option, transfer, lease, sub-lease, license, sub-license, assign or otherwise dispose of any Asset including in particular, any of its Business or Assets or any part of them or interest therein;

(n) purchase, take on lease or assume possession of any real immovable property;

(o) negotiate for any new overdraft facility or utilisation of any existing overdraft facility;

(p) agree to the new rent or any terms or make or do such matters in respect of any written request, demand or notice that the relevant Target Group Company may receive from any landlords or owners;

(q) terminate any agreement or waive any right under any outstanding contractual obligations of any Target Group Company;

(r) other than as envisaged herein, appoint or remove any new directors or secretary or auditors;

(s) hire any new employee, enter into or amend any service agreements with

directors or officers or increase the remuneration payable thereto or vary the terms of employment of any employee or of service of or consultant;

(t) establish any pension or, retirement scheme, share option scheme, profit sharing or bonus scheme or any other benefit scheme operated by any Target Group Company;

(u) commence, compromise, settle, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;

(v) release, compromise or write off any amount recorded in the books of account of the relevant Target Group Company as owing by any debtors of such Target Group Company;

(w) terminate or allow to lapse any insurance policy in respect of any Assets now in effect;

(x) enter into any partnership or joint venture arrangement;

(y) dispose of the ownership, possession, custody or control of any corporate or other books or records which are required under any applicable law to be kept or which should be kept on a prudent basis;

(z) propose or pass any shareholders' resolution other than a resolution at any annual general meeting which is not special business; or

(aa) do any act or thing which would have a Material Adverse Effect or which would result in breach of any applicable laws.

8. TERMINATION BY THE PURCHASER

8.1 **Termination Events.** If at any time prior to Completion:

(a) the Purchaser is not satisfied with the results of the Due Diligence Review; or

(b) the Vendor commits or has committed any breach of any of her obligations under this Agreement or the transactions contemplated hereunder in any aspect; or

(c) there is a breach of any of the Warranties in any respect; or

(d) any petition is presented for the winding up or liquidation of any Target Group Company or such Target Group Company makes any composition or arrangement with its creditors or enters into a scheme of any Target Group Company or a provisional liquidator, receiver or manager is appointed over all or part of the Assets or undertaking of any Target Group Company or anything

analogous thereto occurs and such petition or appointment have not been withdrawn within 14 days thereof in respect of any Target Group Company; or

(e) any Target Group Company commits or has committed any breach of any applicable laws to which the Target Group or any of its Business is subject and which might lead to the suspension or cancellation or revocation or otherwise prejudice the renewal of any Consents given under any applicable laws,

then, in any such case, the Purchaser may at any time prior to the Completion Date in its absolute discretion without any liability on its part, by notice in writing to the Vendor, terminate this Agreement provided that the failure to exercise the right to terminate this Agreement under this Clause 8 shall not prejudice the right of the Purchaser to take any action against the Vendor for any breach of the Warranties subsequently.

8.2 **Cumulative rights.** The right to forthwith terminate this Agreement under each of sub-Clauses 8.1(a) to 8.1(e) is a separate and independent right and the exercise of any such right shall not affect or prejudice or constitute a waiver of any other right, remedy or claim which the Purchaser may have as at the date of such notice (including any other right to terminate this Agreement).

8.3 **Effect of termination.** Upon the giving of notice pursuant to Clause 8.1 by the Purchaser, all obligations of the Purchaser shall cease and determine and no party shall have any claim against the other parties in respect of any matter or thing arising out of or in connection with this Agreement except:

(a) in respect of any antecedent breach of any obligation under this Agreement; and

(b) that the termination shall not affect the then accrued rights and obligations of the parties and shall be without prejudice to the continued application of Clauses 6, 10-21 (inclusive).

9. COMPLETION

9.1 **Completion.** Completion shall take place at the office of the Purchaser on the Completion Date, or at such other place and time as shall be mutually agreed in writing by the Purchaser and the Vendor, when all (but not part of) the relevant business set out in this Clause 9 shall take place, provided that neither the Vendor nor the Purchaser shall be obliged to perform her or its relevant obligations under this Clause if the other does not simultaneously perform (or has not already performed) her or its relevant obligations under this Clause.

9.2 **Documents to be delivered by the Vendor.** On or before Completion, the Vendor

shall deliver to the Purchaser:

(a) duly completed and executed instrument of transfer and bought and sold notes in favour of the Purchaser and/or its nominees in respect of all of the Sale Shares;

(b) duly completed and executed instruments of transfer (in favour of such person or persons as the Purchaser may direct before Completion) of all shares in the Subsidiaries not registered in the name of a Target Group Company (containing an endorsement by the transferor and transferee that the transfer does not involve any change in the beneficial ownership of such shares, together with the certificates therefor) and, where such shares are held on trust, the declarations of trust in respect thereof;

(c) all statutory books and records of the Target Group.

9.3 **Appointments.** The Vendor shall procure that the Target Company shall appoint the persons nominated by the Purchaser as the directors of that Target Company.

9.4 **Remedies of the Purchaser.** The Purchaser shall not be obliged to complete this Agreement or perform any obligations hereunder unless the Vendor complies fully with the requirements of Clauses 9.2 to 9.4. Without prejudice to any other remedies which may be available to the Purchaser on the Completion Date, the Purchaser may:

(a) defer Completion to a date falling not more than 28 days after the original Completion Date (so that the provisions of this Clause 9 shall apply to the deferred Completion) provided that, time shall be of the essence as regards the deferred Completion and if Completion is not effected on such deferred date, the Purchaser may rescind this Agreement and claim damages from the Vendor; or

(b) proceed to Completion so far as practicable (but without prejudice to the Purchaser's rights hereunder) insofar as the Vendor shall not have complied with her obligations hereunder; or

(c) treat this Agreement as terminated for breach by the Vendor of a condition of this Agreement; or

(d) seek the Vendor to specifically perform the provisions of this Agreement without prejudice to any other remedy which the Purchaser may have at law or in equity.

10. CONFIDENTIAL ANNOUNCEMENTS

Each of the parties hereto undertakes that prior to Completion and thereafter she or it will

not (save as required by law or any applicable rules and regulations of any relevant securities exchange or any supervisory or regulatory authority either of the parties may be subject, make, or permit or authorise the making of any press release or other public statement or disclosure) make any announcement in connection with this Agreement or the transactions contemplated hereunder unless the other party hereto shall have given her or its respective consents to such announcement (which consents may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

11. FURTHER ASSURANCE

Each of the parties hereby undertakes to the other that, notwithstanding Completion, she or it will do all such acts and things and execute all such deeds and documents as may be necessary or desirable to carry into effect or to give legal effect to this Agreement and the transactions hereby contemplated.

12. WAIVER

No waiver by the Purchaser of any breach by the Vendor of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by the Purchaser in exercising any of its rights hereunder shall not be construed as a waiver thereof.

13. NO ASSIGNMENT

The benefit of the Vendor under any provision in this Agreement may not be assigned hereto without the consent of the Purchaser.

14. NON-MERGER ON COMPLETION

This Agreement shall notwithstanding Completion remain in full force and effect as regards any of the provisions remaining to be performed or carried into effect and including all undertakings, warranties, representations and indemnities.

15. TIME OF THE ESSENCE

Time shall be of the essence as regards any time, date or period mentioned in this Agreement and any time, date or period substituted for the same by agreement of the parties or otherwise.

16. ILLEGALITY AND UNENFORCEABILITY

The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of any other part of this Agreement.

17. DOCUMENTS CONSTITUTING AGREEMENT

This Agreement, the Indemnity Deed and any documents referred to in this Agreement constitutes the entire agreement between the parties and no variation thereof shall be effective unless made in writing signed by or by the duly authorised representatives of the parties.

18. COSTS AND EXPENSES

18.1 **Costs.** Each party shall be responsible for her or its own costs and expenses (including legal fees and transaction costs) in relation to the preparation, execution and performance of this Agreement.

18.2 **Stamp Duty.** The stamp duty (if any) payable on the transfer of the Sale Shares shall be borne by the parties equally.

19. EXECUTION AND COUNTERPARTS

This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be party hereto.

20. LAW AND JURISDICTION

20.1 **Proper law.** This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this Agreement.

20.2 **Non-Exclusive jurisdiction.** Nothing in this Agreement shall limit the right of a party to take proceedings against the other party in any other court of competent jurisdiction, nor shall the taking of proceedings by any party in one or more jurisdictions preclude the taking of proceedings by the other in any other jurisdiction, whether concurrently or not.

21.2 **Delivery.** Any notice to be given under and in relation to this Agreement shall either

be delivered personally or sent by first class post or facsimile.

21.3 **Service.** A notice shall be deemed to have been served as follows:

(a) if personally delivered at the time of delivery;

(b) if sent by recorded delivery post at the expiration of 48 hours after the same was delivered into the custody of the postal authorities;

(c) if sent by facsimile at the expiration of 12 hours after dispatch.

21.4 **Proof of service.** In proving such service it shall be sufficient to prove that personal delivery was made or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid first class delivery letter or that the facsimile was properly addressed and dispatched.

21.5 **Acknowledgement.** The parties hereto hereby acknowledge that Messrs. Tung & Co. only acts for the Purchaser in connection with this Agreement and that the Vendor has been duly advised to seek independent legal advice and to obtain separate legal representation.

22 THIRD PARTY RIGHTS

22.1 Except as expressly provided hereunder, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623, the Laws of Hong Kong) to enforce any term of this Agreement.

22.2 The rights of the parties to this Agreement to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

SCHEDULE 1
Details of the Target Group Companies

I. Corporate Structure of the Target Group


Vendor
100%
Target Company
(Hong Kong)
100%
悦商信息科技（北京）有限公司
(the PRC)

II. Target Company

Name	WeTrade Information Technology Limited
Registered Number	2870053
Registered Office	Room 18, BlkA, 7/F, Chiap King Industrial Building, 114 King Fuk Street, Kowloon.
Place of Incorporation	Hong Kong
Date of Incorporation	4 September 2019
Directors	Kean Tat, Che
Secretary	Oriental Pearl Corporate Service Limited
Authorised Share Capital	HK$10,000
Issued and Paid Up Share Capital	HK$10,000
Mortgages/Charges	Nil
Guarantees	Nil
Other securities and debentures in issue including convertible notes, warrants and share options	Nil

III. 悦商信息科技（北京）有限公司

Name	悦商信息科技（北京）有限公司
Registered Number	310141400034813
Registered Office	No 1 Tian Xing Street, Block 16 Level 2 Room 209-2, Fangshan District, Beijing City.
Place of Establishment	The PRC
Date of Establishment	13 November 2019
Legal Representative	Gao Ju Feng
Directors	Gao Jun Feng
Supervisors	Liu Yin
Registered Capital	USD 2 million
Paid Up Share Capital	Nil
Mortgages/Charges	Nil
Guarantees	Nil
Other securities and debentures in issue including convertible notes, warrants and share options	Nil

IN WITNESS whereof the Vendor and purchaser has executed this Deed the day and year first above written.

THE VENDOR

SIGNED, SEALED AND DELIVERED by
KEAN TAT, CHE

in the presence of:

THE PURCHASER

SIGNED by **DAI ZHENG**

duly authorised for and on behalf of
WETRADE GROUP INC
in the presence of